                                  [LESCO LOGO]                      Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE             Contact:
February 25, 2003


                                  Jeffrey L. Rutherford
                                  Senior Vice President, Chief Financial Officer LESCO, Inc.
                                  440-783-9250

                           LESCO REPORTS FULL-YEAR AND
                           FOURTH QUARTER 2002 RESULTS


- FULL-YEAR 2002 EARNINGS PER SHARE (EXCLUDING ONE-TIME GAIN AND CHARGES) INCREASED TO $0.70 FROM A LOSS OF $0.34 IN 2001; FULL-YEAR 2002 EARNINGS PER SHARE INCLUDING ONE-TIME GAIN AND CHARGES WAS A LOSS OF $2.06.

- FULL-YEAR 2002 NET SALES INCREASED 1.5% IN COMPARISON TO PRIOR YEAR; 2.3% INCREASE IN THE FOURTH QUARTER.

- FULL-YEAR 2002 FREE CASH FLOW (DEFINED AS OPERATING CASH FLOW LESS INVESTING ACTIVITIES) INCREASED TO $23.4 MILLION IN 2002; $19.5 MILLION IN 2001.

-    COMPANY PROVIDES GUIDANCE FOR 2003.

      ---------------------------------------------------------------------

CLEVELAND - February 25, 2003 - LESCO, Inc. (NASDAQ: LSCO), the leading provider of products for the professional turf care and green industry markets, today announced full year and fourth quarter 2002 operating results. The full year 2002 operating results include a one-time pre-tax gain of $0.2 million from the sale of the Company's former corporate headquarters, one-time pre-tax charges totaling $36.6 million to markdown discontinued inventory for liquidation ($9.2 million), to rationalize its manufacturing invested capital ($12.0 million), to record severance costs ($3.5 million), to recognize the cumulative effect of an accounting change for the write-off of impaired goodwill ($7.3 million or $4.6 million net of tax) and to record an extraordinary charge related to the early termination of debt ($4.6 million or $2.9 million net of tax) and a tax charge of $0.9 million to record an allowance for the realization of deferred state taxes generated by the previously referenced pre-tax charges of $36.7 million. The fourth quarter operating results include one-time pre-tax gains totaling $0.7 million to reflect the actual results from the inventory liquidation ($0.4 million) and the ultimate cost of employee severance ($0.3 million) and a tax charge of $0.9 million to record an allowance for the realization of deferred state taxes.

FULL YEAR 2002 RESULTS

Net sales for 2002 were $511.7 million, up 1.5% from the $504.3 million reported in 2001. Lawn Care sales for the year increased to $281.7 million, which is a 5.4% increase from the $267.3 million reported in 2001. Golf sales were flat ($152.7 million versus $152.6 million) and National Account sales declined 8.9% ($79.0 million versus $86.7 million).

"We used the second half of 2002 to position LESCO for growth in 2003 and beyond," stated Mr. Michael P. DiMino, President and Chief Executive Officer. "We have restructured the sales force, increasing our direct sales force by 60 individuals and changing our commission programs to reward superior performance. These efforts have already contributed to sales growth as demonstrated by the 2.3% sales increase in the fourth quarter."

Gross profit (excluding the one-time inventory markdown of $9.2 million) increased to $170.4 million or 33.31% of 2002 net sales from $155.0 million or 30.73% of 2001 net sales. This $15.4 million or 258 basis point improvement is attributable to better sourcing decisions and favorable raw material pricing totaling approximately $8.6 million, lower manufacturing expense of $2.5 million, improved sales volume impact on gross profit of $2.7 million and a reduction of inventory shrink of $3.0 million. Partially offsetting these increases were lower average selling prices of $1.4 million. Gross profit, including the one-time inventory markdown of $9.2 million, was $161.2 million or 31.5% of 2002 net sales.

Earnings before interest and taxes (EBIT) (excluding one-time gain and charges) increased to $14.9 million from $1.3 million in 2001. This $13.6 million increase was primarily attributable to the $15.5 million increase in gross margin and a $1.2 million decrease in warehouse and delivery costs, offset by a $3.5 million increase in selling expenses. EBIT, including one-time gain and charges, was a loss of $9.8 million.

Net income (excluding one-time gain and charges) increased to $6.2 million from a loss of $2.9 million in 2001. This $9.1 million increase reflects the $13.6 million increase in EBIT (excluding one-time gain and charges) and a $1.2 million reduction in interest expense, net of taxes. Fully diluted earnings per share (excluding one-time gain and charges) increased to $0.70 from a $0.34 loss in 2001. Net income in accordance with Generally Accepted Accounting Principles in the United States (GAAP), which include the one-time gain and charges, was a loss of $17.5 million. Fully diluted earnings per share, including one-time gain and charges, was a loss of $2.06.

FOURTH QUARTER RESULTS

Net sales for the three months ended December 31, 2002 increased 2.3% to $107.7 million compared to net sales of $105.3 million in the comparable period of 2001. For the three months, Lawn Care and Golf sales increased 5.9% and 2.7%, respectively, while National Accounts decreased 14.8%. Gross profit (excluding the one-time gain of $0.4 million for inventory liquidation) increased to $34.7 million or 32.25% of net sales from $31.2 million or 29.58% of net sales in 2001. Gross profit in the quarter including the one-time gain was $35.1 million or 32.6% of net sales. Due to the seasonal nature of the green industry, the Company has historically recognized a loss in its fourth quarter. Net loss (excluding one-time gains and charge) decreased to $3.4 million or $0.41 per diluted share compared to a loss of $5.2 million or $0.61 per diluted share in 2001. Net loss for the quarter, including the one-time gains and charge, was $3.8 million or a loss of $0.45 per fully diluted share.

2002 CASH FLOWS

2002 free cash flow (defined as operating cash flow less investing activities) increased to $23.4 million in 2002, up $3.9 million from the $19.5 million realized in 2001. This $3.9 million increase is attributable to a reduction in capital spending of $8.4 million plus proceeds from the sale of fixed assets of $1.3 million, offset by a $5.8 million decline in cash from operating activities.

2003 GUIDANCE

Net sales in 2003, excluding new Service Centers sales, are expected to increase in the range of 4% to 6% over 2002 net sales. New Service Centers are expected to generate approximately $10 million of net sales in 2003, bringing the total net sales increase to a range of 6% to 8%.

The Company is targeting fully diluted earnings per share, before the loss from new Service Centers, in a range of $0.80 to $0.90. The Company expects the loss from new Service Centers to be approximately $0.15, bringing the total Company targeted earnings per share to a range of $0.65 to $0.75.

Return on invested capital (ROIC), which the Company consistently calculates based upon the invested capital at the end of a given period, is targeted to be in the range of 6% to 7%.

Commenting on the 2003 guidance, Mr. DiMino stated, "In order to maximize the long-term value inherent in the LESCO model, we have to open additional Service Centers. We should always have a group of stores entering their third year of operation. In the third year stores become profitable and defray the costs of additional new stores. Unfortunately, LESCO has not opened new stores since 1998 and for the next two years we will have to pay for store openings through the sacrifice of short-term earnings. On April 2 we will grand open in Haverhill, Massachusetts, which is our first new Service Center since June 1, 1998. Additionally, we have completed our statistical analysis of the U.S. markets and believe that the major U.S. markets can support over 500 additional stores. We plan to open twenty to twenty-five new Service Centers in 2003."

CONFERENCE CALL AND WEBCAST

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 11:00 a.m. (ET). The live call can be accessed by dialing 1-800-915-4836. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session. The slide presentation will be available for downloading beginning today at 8:30 a.m. at LESCO's web site, www.lesco.com.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install any necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company's corporate web site where a link will be provided.

THE WALL STREET ANALYST FORUM INSTITUTIONAL INVESTOR CONFERENCE

Messrs. DiMino and Rutherford will make a presentation to analysts and portfolio managers at The Wall Street Analyst Forum's Institutional Investor Conference in New York City on Monday, March 3, 2003 at 1:20 p.m. Eastern time. Approximately 100 public companies will be presenting at the Conference from March 3, 2003 through March 5, 2003.

Analysts and portfolio managers who wish to attend the presentation should contact The Wall Street Analyst Forum at (802)-253-7596 to request additional information. Investors may access an Internet webcast of the presentation from LESCO's website or at:

        http://events.onlinebroadcasting.com/fdfn/wsaf/030303/index.php

ABOUT LESCO, INC.

LESCO's culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the event on LESCO's web site.

LESCO is a specialty provider of products for the professional turf care market. Serving more than 130,000 customers worldwide, LESCO distributes through 227 LESCO Service Centers(R), 77 LESCO Stores-on-Wheels(R), 68 lawn care sales representatives, 46 golf sales representatives and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release under the heading "2003 Guidance" and other statements that are not historical information are forward looking statements. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from the results predicted or implied in such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those predicted or implied in our forward-looking statements include, but are not limited to, potential regulations; the Company's ability to effectively manufacture, market and distribute new products; the success of the Company's operating plans; regional weather conditions; the condition of the industry and the economy; site availability in designated markets; zoning and other local regulations; and the ability to hire qualified individuals to operate the Service Centers. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to Form 10-Q for the quarter ended September 30, 2002.

                                       ##

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED

                                                                       Twelve Months Ended December 31, 2002
                                                    ----------------------------------------------------------------------------
                                                        Reported                            Results            Twelve Months
                                                         (GAAP)          One Time          Excluding               Ended
     (In thousands, except per share data)              Results          Charges          Charges (a)        December 31, 2001
                                                    --------------    -------------     --------------    ----------------------
Net sales                                           $     511,705      $         -      $     511,705     $             504,268
     Cost of Sales                                        341,268                -            341,268                   349,303
     Cost of sales inventory markdown                       9,225           (9,225)(b)              -                         -
                                                    --------------    -------------     --------------    ----------------------

Gross profit on sales                                     161,212           (9,225)           170,437                   154,965

     Warehouse & delivery expense                          44,201                -             44,201                    45,416
     Selling expense                                       79,187                -             79,187                    75,643
     Bad debt expense                                       2,243                               2,243                     2,247
     General & administrative expense                      31,482                -             31,482                    31,231
     Asset rationalization                                 12,044          (12,044)(c)              -                         -
     Severance expense                                      3,523           (3,523)(d)                                      790
                                                    --------------    -------------     --------------    ----------------------
                                                          172,680          (15,567)           157,113                   155,327

Income (Loss) from operations                             (11,468)          24,792             13,324                      (362)

     Joint venture results                                    164                -                164                      (538)
     Customer finance charges                               1,822                -              1,822                     2,399
     Gain on sale of fixed assets                             (93)            (185)(e)           (278)                     (321)
     Other income                                             682                -                682                       609
     Other expense                                           (862)               -               (862)                     (515)
                                                    --------------    -------------     --------------    ----------------------
                                                            1,713             (185)             1,528                     1,634

Earnings (loss) before interest and taxes                  (9,755)          24,607             14,852                     1,272

Interest expense                                            4,933                -              4,933                     6,116
                                                    --------------    -------------     --------------    ----------------------

Income (Loss) before taxes, extraordinary charge and
     cumulative effect of accounting change               (14,688)          24,607              9,919                    (4,844)

Income taxes (benefit)                                     (4,679)           8,438 (f)          3,759                    (1,960)
                                                    --------------    -------------     --------------    ----------------------

Income (Loss) before extraordinary charge and
     cumulative effect of accounting change               (10,009)          16,169              6,160                    (2,884)

Extraordinary charge, net of taxes                          2,853           (2,853)(g)              -                         -
Cumulative effect of accounting change                      4,597           (4,597)(h)              -                         -
                                                    --------------    -------------     --------------    ----------------------

Net income (loss)                                   $     (17,459)    $     23,619      $       6,160     $              (2,884)
                                                    ==============    =============     ==============    ======================

     Basic earnings (loss) per share (i)            $       (1.19)    $       1.90      $        0.71     $               (0.34)
                                                    ==============    =============     ==============    ======================

     Fully diluted EPS before extraordinary charge
     and cumulative effect of accounting change (i) $       (1.19)    $       1.90      $        0.70     $               (0.34)
                                                    ==============    =============     ==============    ======================

     Extraordinary charge, net of taxes                     (0.33)            0.33                  -                         -
     Cumulative effect of accounting change                 (0.54)            0.54                  -                         -
                                                    --------------    -------------     --------------    ----------------------

     Fully diluted earnings (loss) per share (i)    $       (2.06)     $      2.77      $        0.70     $               (0.34)
                                                    ==============    =============     ==============    ======================


(a) Users of this information are advised to read the Securities and Exchange Commission report "Pro Forma Financial Information: Tips for Investors" available at www.sec.gov/investor/pubs/proforma12-4.htm.
(b) The Company completed a markdown and liquidation of its discontinued SKUs resulting in a $9.2 million pre-tax charge.
(c) The Company completed a review of its invested capital resulting in the decision to sell certain under-performing assets. In conjunction with this decision, a $12 million pre-tax charge was recorded.
(d) The Company recorded a $3.5 million pre-tax charge relative to severance for executive, senior and middle management terminations.
(e)  Gain on sale of former corporate offices.
(f) The Company recognized the income tax benefit of the one-time charges (excluding the tax effect of the extraordinary charge (g) and cummulative effect of accounting change (h)) of $9,338,000 less an allowance for the realization of deferred state taxes of $900,000.
(g) The Company recorded an extraordinary charge related to the early termination of debt of approximately $2.9 million, net of taxes, in the first quarter of 2002.
(h) The Company wrote off all its goodwill in accordance with SFAS No. 142 taking a $4.6 million charge, net of taxes, as a cumulative effect of accounting change as of January 1, 2002.
(i) GAAP earnings per share are based on 8,519,789 basic shares outstanding. Results excluding charges for fully diluted earnings per share are based on 8,712,180 shares and share equivalents outstanding.

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED


                                                                       Three Months Ended December 31, 2002
                                                ---------------------------------------------------------------------------------
                                                    Reported                                Results             Three Months
                                                     (GAAP)            One Time            Excluding               Ended
     (In thousands, except per share data)           Results            Charges           Charges (a)        December 31, 2001
                                                ---------------   ----------------     ---------------   ------------------------
Net sales                                       $      107,724     $            -      $      107,724    $               105,327
     Cost of Sales                                      72,985                  -              72,985                     74,168
     Cost of sales inventory markdown                     (356)               356 (b)               -                          -
                                                ---------------   ----------------     ---------------   ------------------------

Gross profit on sales                                   35,095                356              34,739                     31,159

     Warehouse & delivery expense                        9,613                  -               9,613                     10,169
     Selling expense                                    21,221                  -              21,221                     18,855
     Bad debt expense                                      404                  -                 404                        827
     General & administrative expense                    8,393                  -               8,393                      8,484
     Asset rationalization                                   -                  -                   -                          -
     Severance expense                                    (343)               343 (c)               -                          -
                                                ---------------   ----------------     ---------------   ------------------------
                                                        39,288                343              39,631                     38,335

Income (loss) from operations                           (4,193)               699              (4,892)                    (7,176)

     Joint venture results                                 116                  -                 116                       (574)
     Customer finance charges                              548                  -                 548                        707
     Gain on sale of fixed assets                           (6)                                    (6)                      (165)
     Other income                                          243                  -                 243                         72
     Other expense                                        (351)                 -                (351)                      (199)
                                                ---------------   ----------------     ---------------   ------------------------
                                                           550                  -                 550                       (159)

Earnings (loss) before interest and taxes               (3,643)               699              (4,342)                    (7,335)

Interest expense                                         1,154                  -               1,154                      1,056
                                                ---------------   ----------------     ---------------   ------------------------

Income (loss) before taxes                              (4,797)               699              (5,496)                    (8,391)

Income taxes (benefit)                                    (960)            (1,077)(d)          (2,037)                    (3,238)
                                                ---------------   ----------------     ---------------   ------------------------

Net income (loss)                               $       (3,837)    $         (378)     $       (3,459)   $                (5,153)
                                                ===============   ================     ===============   ========================

     Basic earnings (loss) per share            $        (0.45)    $         0.04       $       (0.41)    $                (0.61)
                                                ===============   ================     ===============   ========================

     Fully diluted earnings (loss) per share    $        (0.45)    $         0.04       $       (0.41)    $                (0.61)
                                                ===============   ================     ===============   ========================



(a) Users of this information are advised to read the Securities and Exchange Commission report "Pro Forma Financial Information: Tips for investors" available at www.sec.gov/investor/pubs/proforma12-4.htm.
(b) The Company completed the liquidation of its discontinued SKUs resulting in a $356,000 adjustment in the fourth quarter.
(c) During the fourth quarter, the Company recorded a $343,000 adjustment to reduce the severance accrual provided in the second quarter.
(d) The Company recognized an income tax provision for the one-time charges of $177,000 plus an allowance for the realization of deferred state taxes of $900,000.

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                                 (IN THOUSANDS)

                                                                      FOR THE YEARS ENDED DECEMBER 31
                                                                 ------------------------------------------
                                                                          2002                  2001
                                                                 --------------------   -------------------
OPERATING ACTIVITIES:
   Net income (loss) before extraordinary charge and
   cumulative effect of accounting change                         $          (10,009)    $          (2,884)
      Depreciation and amortization                                            9,545                 9,942
      Asset rationalization                                                   12,044              -
      Provision for inventory markdown                                         9,225              -
      Net change in working capital and other                                  3,846                23,441
                                                                 --------------------   -------------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                                  24,651                30,499

INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                                  (2,660)              (11,085)
   Proceeds on sale of fixed assets                                            1,387                    77
                                                                 --------------------   -------------------

NET CASH USED IN INVESTING ACTIVITIES                                         (1,273)              (11,008)

FINANCING ACTIVITIES:
   Borrowings and other financings - net reduction                           (25,160)              (12,156)
   Cash dividends                                                          -                          (629)
   Deferred financing and other                                               (1,899)               (2,520)
                                                                 --------------------   -------------------
NET CASH USED BY FINANCING ACTIVITIES                                        (27,059)              (15,305)
                                                                 --------------------   -------------------

Net Increase (Decrease) in Cash                                               (3,681)                4,186

Cash -- Beginning of the Period                                                5,035                   849
                                                                 --------------------   -------------------

     CASH - END OF THE PERIOD                                     $            1,354     $           5,035
                                                                 ====================   ===================


                                   LESCO, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
                                 (IN THOUSANDS)

                                                                DECEMBER 31
                                                 ----------------------------------------
                                                      2002                    2001
                                                 ----------------        ----------------
ASSETS
CURRENT ASSETS:
   Cash                                        $           1,354       $           5,035
   Accounts receivable - net                              68,188                  37,571
   Inventories                                            86,837                  92,996
   Other current assets                                    9,571                   8,086
                                              -------------------    --------------------
        TOTAL CURRENT ASSETS                             165,950                 143,688

   Net property, plant and equipment                      33,938                  49,260
   Other assets                                            4,094                  11,648
                                              -------------------    --------------------
        TOTAL ASSETS                           $         203,982       $         204,596
                                              ===================    ====================

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts Payable                            $          38,439       $          46,847
   Other current liabilities                              16,290                   9,181
   Asset rationalization and severance                     3,579                       -
   Revolving credit facility                              57,052                       -
   Current portion of debt                                 1,148                  45,970
                                              -------------------    --------------------
        TOTAL CURRENT LIABILITIES                        116,508                 101,998

Long-term debt                                            10,227                   5,141
Deferred income taxes                                        314                   3,541

Shareholders' equity                                      76,933                  93,916
                                              -------------------    --------------------
       TOTAL LIABILITIES &
           SHAREHOLDERS' EQUITY               $          203,982       $         204,596
                                              ===================    ====================
